Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING
CONTINENTAL RESOURCES GROUP, INC.
INTO
AMERICAN ENERGY FIELDS, INC.

(Pursuant to Section 253 of the General Corporation Law of the State of Delaware)

American Energy Fields, Inc. (the “Corporation”), a corporation incorporated on July 20, 2007, pursuant to the General Corporation Law of the State of Delaware (“DGCL”), hereby certifies that the Corporation owns 100% of the capital stock of Continental Resources Group, Inc., a Delaware corporation incorporated on June 24, 2011 pursuant to the DGCL, and that the Corporation, by resolutions of its Board of Directors duly adopted at a meeting held on June 27, 2011, determined to merge into itself Continental Resources Group, Inc. and to effect a change of the Corporation’s name to Continental Resources Group, Inc. in connection with such merger, pursuant to Section 253 of the DGCL, and that such resolutions are as follows:

WHEREAS, it is advisable and in the best interests of the Corporation to change the name of the Corporation to Continental Resources Group, Inc. from American Energy Fields, Inc. (the “Name Change”) and to effect such Name Change pursuant to the provisions of Section 253 of the DGCL; and

WHEREAS, in connection with the Name Change, the Corporation desires to merge its wholly-owned subsidiary, Continental Resources Group, Inc., a Delaware corporation (the “Subsidiary”), with and into the Corporation pursuant to the provisions of Section 253 of the DGCL, so that the Corporation will be the surviving corporation following the merger.

NOW, THEREFORE, IT IS,

RESOLVED that the Name Change is authorized and approved;

RESOLVED that, pursuant to Section 253 of the DGCL, the Corporation shall merge the Subsidiary with and into itself, so that the Corporation possesses all of the Subsidiary’s property, rights, privileges and powers, and assumes all of the Subsidiary’s liabilities and obligations;

RESOLVED that, in connection with the merger, the name of American Energy Fields, Inc. shall be changed to Continental Resources Group, Inc.;

RESOLVED that an authorized officer of the Corporation be, and such officer hereby is, directed to make and execute a Certificate of Ownership and Merger setting forth a copy of these resolutions, and to file the Certificate of Ownership and Merger in the office of the Secretary of State of Delaware;

RESOLVED that the Certificate of Ownership and Merger, the merger and the Name Change provided for in the Certificate of Ownership and Merger shall be effective upon the filing of the Certificate of Ownership and Merger in the office of the Secretary of State of Delaware;

RESOLVED that, in connection with the Name Change, the officers of the Corporation be, and each of them hereby is, authorized and empowered, for and on behalf of the Corporation, to file any and all notices and filings with the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Corporation’s transfer agent, the Internal Revenue Service and any state tax authority, and to obtain a new CUSIP number; and to execute all documents, disburse such funds and take all necessary and appropriate actions in connection with any of the foregoing;

RESOLVED that, in connection with the Name Change, the officers of the Corporation be, and each of them hereby is, authorized and empowered, for and on behalf of the Corporation, to execute and file any and all documents required to effectuate the Name Change in any U.S. state or territory in which the Corporation is authorized to do business;

RESOLVED that, in connection with the Name Change, the Corporation’s stock certificates for its common stock, par value $0.0001 per share, shall be modified to reflect the name Continental Resources Group, Inc., and such modified stock certificates are hereby authorized and approved; and that a new form of corporate seal, reflecting the name Continental Resources Group, Inc., is adopted and approved;

RESOLVED that, in connection with the Name Change, the officers of the Corporation be, and each of them hereby is, authorized and empowered, for and on behalf of the Corporation, to prepare, execute and deliver all documents, notices and resolutions which may be required by any bank in connection with any accounts maintained by the Corporation;

RESOLVED that, in connection with the Name Change, the officers of the Corporation be, and each of them hereby is, authorized and empowered, for and on behalf of the Corporation, to amend and restate the Corporation’s Bylaws and any and all other necessary Corporation documents to reflect the new name of the Corporation; and

RESOLVED that the officers of the Corporation be and each of them individually hereby is, authorized and empowered, in the name and on behalf of the Corporation, to take or cause to be taken all such further actions, to execute and deliver all such instruments and documents, to disburse such funds, engage such persons, and do all acts and things whatsoever, which they, in their judgment, determine to be necessary, appropriate or desirable to fully carry out the intent and purpose of the foregoing resolutions.

IN WITNESS WHEREOF, American Energy Fields, Inc. has caused this certificate to be signed by an authorized officer on June 27, 2011.

By:	/s/ Joshua Bleak
Name:	Joshua Bleak
Title:	Chief Executive Officer